EXHIBIT 99.1

Pinnacle Airlines Corp. Announces Operating Results for Third Quarter 2011

MEMPHIS, TN – November 3, 2011 – Pinnacle Airlines Corp. (NASDAQ: PNCL) (the “Company”) today reported financial results for the third quarter of 2011.  Highlights include the following:

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Net loss and net loss per share for the third quarter of 2011 were $3.5 million and $0.19, respectively.  Excluding special items, net loss and net loss per share for the third quarter of 2011 were $1.7 million and $0.09, respectively.

▪
The Company recorded $2.9 million during the third quarter of 2011 for integration, severance, and contract implementation expenses, which were primarily attributable to bonuses payable under a new collective bargaining agreement with the flight attendants at Pinnacle Airlines, Inc. (“Pinnacle”) as well as severance expenses associated with the Company’s integration plan.  Special items also include $0.8 million in previously disclosed severance expenses not related to the Company’s integration plan.

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The Company’s new pilot contract with the Air Line Pilots Association (“ALPA”), effective February 2011, increased pilot compensation and benefits and caused an increase in pilot-related expenses of $4.9 million for the quarter, as compared to the same period in 2010.  Third quarter and year-to-date 2011 results do not reflect anticipated contractual rate increases under the Company’s contracts with Delta Air Lines, Inc. (“Delta”).  These rate increases, which the Company expects to begin receiving in mid-2012, are structured to compensate the Company for the increase in pilot wage rates associated with the new ALPA contract.  (See further discussion below.)

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The distribution of our flight crews across the network due to partner schedule changes and the expenses associated with staging impacted flight crews at various destinations resulted in an increase of $5.1 million in certain crew-related expenses during the quarter, as compared to the same period in 2010.  These crew-related expenses include premium pay, hiring, training, and crew overnight accommodations.  The Company has been working proactively with its partners to evaluate more optimal network schedules, has adjusted near-term block hour production, and has been increasing its pilot staffing levels to address this issue.  The Company expects some of these inefficiencies and their related costs to be mitigated over the next three to six months.

▪
The 40% year-over-year increase in the price per gallon of aircraft fuel, which was partially offset by a 16% decrease in gallons consumed, negatively impacted Colgan Air, Inc.’s (“Colgan”) Pro-Rate operations by $1.2 million during the third quarter of 2011.

▪
In October 2011, the Company and Delta reached a tentative settlement related to a dispute regarding the reimbursement of certain heavy airframe maintenance costs.  As a result, the Company recognized approximately $3.3 million less in revenue during the third quarter of 2011 related to reimbursement of heavy airframe maintenance costs.  Beginning October 1, 2011, the Company and Delta have agreed that while the majority of heavy maintenance costs will continue to be reimbursable by Delta, a portion of heavy maintenance costs will be treated as rate-based costs. The Company estimates an annual reduction in 2012 revenue from reimbursable costs of approximately $6.0 million related to this change. However, this increase in unreimbursable costs will be factored into the increase in the CRJ-200 ASA base rates during the contractual rate reset, which is scheduled to occur as of January 1, 2013.

▪	The Company reported unrestricted cash and cash equivalents of $82 million at September 30, 2011.

“First, I would like to thank all of my fellow team members at Pinnacle Airlines Corp. for their efforts during the quarter.  Without a doubt we saw improved performance across each of our subsidiaries in large part due to the dedication of these professionals,” said Sean Menke, the Company’s President and Chief Executive Officer.  “The financial results for the quarter are a disappointment, but are reflective of the numerous changes underway.  The Company made significant progress during the third quarter on multiple fronts.  It has begun the implementation of the pilot integrated seniority list, agreed to and, shortly after the quarter ended, ratified a new five-year contract with Pinnacle’s flight attendants and completed over half of the move consolidating the corporate staff into its new headquarters.  Additionally, the Company has nearly completed all of the FAA requirements to transfer all of its regional jet operations under the Pinnacle Airlines certificate by year-end.  This is an important trigger setting into motion the Company’s move to its future-state structure.  Following the acquisition of Mesaba, numerous teams were developed to map out our future management and professional organization.  With the pending transfer of jet aircraft to Pinnacle Airlines it is our intent to move individuals to their new position by the end of the first quarter.  It is important to note that we have had many dedicated employees who helped us manage numerous projects, but elected not to take a position in our future organization.  This step is the first of many that will allow us to begin to realize cost savings and synergies related to the growth of our Company.   Our current assessment is that the implementation of the pilot integrated seniority list as well as the pilot training necessary to transfer our jet operations onto a single certificate will take all of 2012 to complete.  Once again, I would like to thank my team members for their efforts.  They are well aware of the challenges that lie ahead and the need to become more efficient.  I look forward to working with them to accomplish the task at hand.”

Third Quarter 2011 Financial and Operating Results

During the third quarter of 2011, the Company completed 207,902 block hours and 137,541 departures, decreases of 3% and 4%, respectively, from the same period in 2010.  The decreases are mainly attributable to the wind-down of the Company’s Saab operations as well as reduced regional jet flying with Delta, which were partially offset by an increase in the Company’s Q400 operations with United Continental Holdings, Inc. (“United”).

The Company recorded consolidated operating revenue during the third quarter of 2011 of $319.8 million, an increase of $17.4 million, or 5.8%, over the same period in 2010.  The increase in operating revenue was mainly attributable to an increase in the Company’s Q400 operations with United and the year-over-year increase in the rates earned under our operating contracts, which were partially offset by the wind-down of our Saab operations with Delta as well as reduced regional jet flying with Delta.

Pinnacle reported third quarter 2011 operating income and an operating margin of $2.6 million and 1.6%, decreases of $12.9 million and 8.0 percentage points, respectively, from the third quarter of 2010.  Pinnacle’s financial results were negatively impacted by an increase in pilot wage rates related to the new labor agreement with ALPA, an increase in crew related expenses resulting from scheduling changes by Delta, which resulted in the reallocation of flight crews and increases in crew staging.  Also, the Company reached a tentative settlement of a dispute with Delta related to the reimbursement of certain heavy airframe maintenance costs.

Mesaba reported break-even operating results of $0.0 million and 0% during the third quarter of 2011 as compared to operating income and an operating margin of $3.1 million and 4.3%, respectively, during the third quarter of 2010.  Mesaba’s results were adversely affected by the ALPA collective bargaining agreement, which increased expenses by $0.9 million during the third quarter of 2011 as compared to the same period in 2010.  Also, the accelerated wind-down of the Saab operations with Delta negatively impacted third quarter results.  However, the Company anticipates receiving a rate adjustment from Delta in order to compensate the Company for the overhead required to wind-down the Saab operation.  Revenue arising from the rate adjustment will not be recorded until final determination of the amount with Delta, which the Company expects to occur in the fourth quarter of 2011.

Colgan reported operating income and an operating margin of $6.0 million and 7.1%, decreases of $1.1 million and 3.0 percentage points, respectively, from the third quarter of 2010.  The decrease in operating margin was mainly attributable to increased pilot labor costs under the new ALPA pilot contract and a 40% year-over-year increase in the price per gallon of aircraft fuel.

Net nonoperating expense was $11.5 million for the third quarter of 2011, as compared to net nonoperating expense of $10.3 million for the same period in 2010.

Cash and Cash Equivalents

The Company ended the quarter with $81.8 million in unrestricted cash and cash equivalents.  The Company generated $11.4 million in cash from operating activities during the third quarter of 2011.  Net cash used in investing activities during the third quarter of 2011 was $4.7 million, which was primarily related to capital expenditures.  Net cash used in financing activities during the third quarter of 2011 totaled $13.7 million, primarily related to scheduled payments on debt obligations and capital leases.

Fiscal Year 2012 Contract Rate Adjustment with Delta

The Company’s operating agreements with Delta provide for an increase to revenue based on changes in the Company’s pilot labor costs after integrating the pilot groups and regional jet operations of the Company’s operating subsidiaries. This increase will come in the form of a one-time payment to the Company, expected to be received in mid-2012, tied to pilot labor and training costs incurred during the integration process (as measured over the previous 12 months), and a prospective rate increase based on the Company’s pilot labor costs after integration is complete.  Management currently estimates the one-time payment to be as much as $18 million to $20 million, and the prospective rate increase to be received post-integration to be as much as $14 million to $17 million annually.  The Company’s year-to-date 2011 operating results do not reflect the one-time retrospective payment or this expected revenue increase.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,700 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc. flying as Delta Connection, United Express and US Airways Express.  Pinnacle Airlines Corp. operating subsidiaries operate 199 regional jets and 82 turboprops on more than 1,540 daily flights to 188 cities and towns in the United States, Canada, Mexico and Belize. Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports. Visit www.pncl.com for more information.

Non-GAAP Disclosures

This release and certain tables accompanying this release include certain financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), including the Company's operating income, net loss, and diluted loss per share for the three and nine months ended September 30, 2011, excluding nonrecurring charges related to integration, severance, and contract implementation expenses.  The Company believes that this information is useful to investors as it indicates more clearly the Company's results. None of this information should be considered a substitute for any measures prepared in accordance with GAAP.  The Company has included its reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures.

Forward-Looking Statements

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our website or online from the Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

For further information, please contact Joe Williams, at (901) 346-6162, or visit our website at www.pncl.com.

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Pinnacle Airlines Corp.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating revenues
Regional airline services	$314,839	$297,197	$922,979	$717,530
Other	4,918	5,138	15,071	11,605
Total operating revenues	319,757	302,335	938,050	729,135
Operating expenses
Salaries, wages and benefits	108,629	96,445	320,206	216,343
Aircraft rentals	35,876	34,000	104,409	94,055
Ground handling services	29,391	27,528	87,201	75,291
Aircraft maintenance, materials and repairs	43,913	40,013	125,713	95,080
Other rentals and landing fees	28,037	24,256	79,549	57,579
Aircraft fuel	9,963	6,814	28,145	19,234
Commissions and passenger related expense	7,770	6,466	20,289	16,090
Depreciation and amortization	12,791	10,293	38,062	27,927
Integration, severance, and contract implementation expenses	2,125	-	8,477	-
Other	34,783	30,801	102,932	69,352
Total operating expenses	313,278	276,616	914,983	670,951
Operating income	6,479	25,719	23,067	58,184
Nonoperating (expense) income
Interest expense, net	(12,727)	(10,693)	(38,489)	(29,294)
Miscellaneous income (expense), net	1,203	357	3,200	(922)
Total nonoperating expense	(11,524)	(10,336)	(35,289)	(30,216)
(Loss) income before income taxes	(5,045)	15,383	(12,222)	27,968
Income tax benefit (expense)	1,576	(5,942)	3,409	(10,948)
Net (loss) income	$(3,469)	$9,441	$(8,813)	$17,020

Basic (loss) earnings per share	$(0.19)	$0.52	$(0.48)	$0.94
Diluted (loss) earnings per share	$(0.19)	$0.51	$(0.48)	$0.92

Shares used in computing basic (loss) earnings per share	18,494	18,137	18,451	18,121
Shares used in computing diluted (loss) earnings per share	18,494	18,392	18,451	18,433

Pinnacle Airlines Corp.
Consolidated Operating Statistics (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change(1)
Revenue passengers (in thousands)	5,492	5,137	7%	15,204	11,579	31%
Revenue passenger miles (“RPMs”) (in thousands)	2,375,015	2,293,283	4%	6,652,938	4,832,476	38%
Available seat miles (“ASMs”) (in thousands)	3,032,101	3,075,699	(1) %	8,904,835	6,600,483	35%
Block hours	207,902	213,951	(3) %	622,381	489,835	27%
Departures	137,541	142,797	(4) %	402,392	330,726	22%
Passenger load factor	78.3%	74.6%	3.7 pts.	74.7%	73.2%	1.5 pts.
Average daily utilization (block hours)	7.97	7.71	3%	8.01	7.88	2%
Average stage length (miles)	412	424	(3) %	417	395	6%

(1)
The increase in operations over the nine months ended September 30, 2010 is mainly attributable to the Company’s acquisition of Mesaba on July 1, 2010 and the Company’s delivery of 16 Q400s since July 2010.

Pinnacle Airlines Corp.
Reconciliation of Non-GAAP Disclosures (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Consolidated operating income:
Operating income in accordance with GAAP	$6,479	$25,719	$23,067	$58,184
Integration, severance, and contract implementation expenses	2,864	-	9,216	-
Non-GAAP operating income	$9,343	$25,719	$32,283	$58,184

Consolidated net (loss) income:
Net (loss) income in accordance with GAAP	$(3,469)	$9,441	$(8,813)	$17,020
Integration, severance, and contract implementation expenses	1,796	-	5,769	-
Non-GAAP net (loss) income	$(1,673)	$9,441	$(3,044)	$17,020

Consolidated diluted (loss) earnings per share:
Diluted (loss) earnings per share in accordance with GAAP	$(0.19)	$0.51	$(0.48)	$0.92
Integration, severance, and contract implementation expenses	0.10	-	0.31	-
Non-GAAP diluted (loss) earnings per share	$(0.09)	$0.51	$(0.17)	$0.92